Exhibit 99.1

Contacts:
Jennifer Davis	Susan Silao
212-332-4381	212-332-4364
IR@mgipharma.com
NEWS RELEASE
MGI PHARMA AMENDS QUARTERLY FILINGS FOR
SECOND AND THIRD QUARTERS OF 2006
MINNEAPOLIS, March 1, 2007 -- MGI PHARMA, INC. (NASDAQ: MOGN), a biopharmaceutical company focused in oncology and acute care, today announced that it has filed amended Form 10-Qs for the second and third quarters of 2006. The amended quarterly filings correct certain line items in the Condensed Consolidated Statements of Cash Flows. Importantly, the Company’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets remain as originally filed, and there is no net impact to the Company’s total cash and cash equivalents.
The amended filings reflect changes in classification between investing and operating activities in the Condensed Consolidated Statements of Cash Flows. These changes pertain to accounting for the cash flows of a variable interest entity and the classification of a license payment. For the second quarter of 2006, the change in accounting for the cash flows of the variable interest entity, Symphony Neuro Development Company (SNDC), will increase cash flows from investing by $4.9 million and will decrease cash flows from operations by $4.9 million. For the third quarter of 2006, the change in classification for a license payment to SuperGen, Inc. and the carryforward correction for SNDC from the second quarter will increase cash flows from investing by $9.9 million and will decrease cash flows from operations by $9.9 million. There was no net impact to total cash and cash equivalents as a result of these corrections.
About MGI PHARMA
MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection, Dacogen® (decitabine) for Injection, and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.
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